Exhibit 21.1
Subsidiaries of Sunbelt Rentals Holdings, Inc.

Name of Subsidiary*	Jurisdiction of Incorporation or Organization
ABS Title, LLC	Delaware
Aries Building Systems, LLC	Texas
Ashtead Capital, Inc.	Delaware
Ashtead Group Limited	United Kingdom
Ashtead Holdings Limited	United Kingdom
Ashtead Holdings, LLC	Delaware
Ashtead US Holdings, Inc.	Delaware
CL Title, LLC	Delaware
Class Leasing, LLC	California
Pride Corporation	New York
Reliant Asset Management, LLC	Delaware
Schoolhouse Manufacturing, LLC	Delaware
Sunbelt Rentals (Ireland) Limited	Ireland
Sunbelt Rentals GmbH	Germany
Sunbelt Rentals Industrial Services LLC	Delaware
Sunbelt Rentals Limited	United Kingdom
Sunbelt Rentals of Canada Inc.	Canada
Sunbelt Rentals of the Bahamas, Inc.	Bahamas
Sunbelt Rentals of the Virgin Islands, LLC	U.S. Virgin Islands
Sunbelt Rentals Scaffold Services, Inc.	North Carolina
Sunbelt Rentals Scaffold Services, LLC	Louisiana

Sunbelt Rentals, Inc.	North Carolina
Waco Modular Manufacturing, LLC	Delaware
William F. White International Inc.	Canada

*
Pursuant to Item 601(b)(21)(ii) of Regulation S-K, certain subsidiaries have been omitted because, when considered in the aggregate, they do not constitute a significant subsidiary (as defined in Rule 1-02(w) of Regulation S-X).